Exhibit 99.1

Metromedia International Group, Inc. Announces Filing of its 2004
First Quarter Form 10-Q, Announces Preferred Stock Dividend Not
Declared

    CHARLOTTE, N.C.--(BUSINESS WIRE)--June 22, 2004--Metromedia International Group, Inc. (the "Company" or "MIG") (currently traded as: OTCPK:MTRM - Common Stock and OTCPK:MTRMP - Preferred Stock), the owner of interests in various communications and media businesses in Russia and the Republic of Georgia, today announced that it filed with the Securities and Exchange Commission ("SEC") its 2004 First Quarter Form 10-Q (the "Current Quarterly Report"). Simultaneously with the filing of the Current Quarterly Report with the SEC, the Company delivered a copy thereof to the Trustee of its 10 1/2 % Senior Discount Notes due 2007 (the "Senior Notes") and thereby cured a default condition within the specified cure period provided for under the Indenture governing the Senior Notes. As previously reported, the Trustee had advised the Company on May 18, 2004 that it must provide the Trustee with its Current Quarterly Report by July 16, 2004 or the Trustee would be forced to declare an Event of Default under the Indenture. Accordingly, the Company is currently in compliance with its SEC reporting requirements and the OTCBB trading eligibility requirements.
    The Company also announced that it elected not to declare a dividend on its 7 1/4% cumulative convertible preferred stock for the quarterly dividend period ending on June 15, 2004. As of the May 31, 2004, aggregated dividends in arrears are $53.5 million.
    With respect to the resumption of quotation of the Company's equity securities on the OTCBB trading system, Ernie Pyle, Executive Vice President and Chief Financial Officer of the Company commented:
"Since the Company is currently in compliance with both its SEC filing requirements and the OTCBB trading eligibility requirements, the resumption of quotation of the Company's equity securities is dependent upon a OTCBB market maker filing a petition with the OTCBB (Form 211) and the OTCBB then determining that the Company's equity securities can be quoted on the OTCBB trading system."
    Mr. Pyle further commented, "The decision to not declare a dividend on the Company's 7 1/4% cumulative convertible preferred stock for the quarterly dividend period ending on June 15, 2004, is attributable to corporate cash conservation measures. The Company desires to maintain sufficient cash liquidity reserves to enable further business development of our core businesses and provide opportunities for a potential restructuring of the Company's balance sheet."

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns communications and media businesses in Russia, Europe and the Republic of Georgia. These include mobile and fixed line telephony businesses, wireless and wired cable television networks and radio broadcast stations. The Company has focused its principal attentions on continued development of its core telephony businesses in Russia and the Republic of Georgia, while undertaking a program of gradual divestiture of its non-core media businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in the Republic of Georgia. The Company's remaining non-core media businesses consist of eighteen radio businesses operating in Finland, Hungary, Bulgaria, Estonia, and the Czech Republic and one cable television network in Lithuania.

    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the Company's ability to consummate divestiture of its non-core businesses at satisfactory prices and meet its future SEC public filing and reporting requirements. Other factors that could cause or contribute to such risks and uncertainties include, but are not limited to the completion of the Company's reorganization of its internal support processes and various other factors beyond the Company's control. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report and its most recently filed Form 8-K reports (dated March 4, 2004, March 18, 2004, March 31, 2004, April 5, 2004,
April 26, 2004, May 7, 2004 and May 18, 2004). The Company is not under, and expressly disclaims, any obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

    Please visit our website at www.metromedia-group.com.

    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7383
             investorrelations@mmgroup.com